GTG and QMA Report 150 Million RMB Investment by China Government Guidance Fund and Siting of Production Facilities in Beijing and Changde Economic Development Zones

HONG KONG, Jan. 30, 2017 (GLOBE NEWSWIRE) -- The Guanghui Technology Group (GTG) and Quantum Materials Asia Co., Ltd., (QMA), a joint venture of GTG and Quantum Materials Corp (OTCQB:QTMM), today reported an investment by the China Government Guidance Fund of 150 Million RMB ($21.8 million) in GTG and QMA. Quantum Materials Asia was originally established in Hong Kong in September 2016 with registered initial capital investment of 100 million RMB (US$14.4 million).

QMA will build two Quantum Dot production line and application development centers in the Beijing and Changde Special Economic Development Zones. The advantages to QMA of siting the facilities in these locations beyond proximity to clients includes a full refund of the land purchase cost upon facility completion as well as a five year state tax exemption.

Both facilities will utilize Quantum Materials Corp‘s proprietary high-volume continuous-flow quantum dot manufacturing technology to produce heavy metal-free quantum dots in consistent and scalable volumes. Embedding quantum dot production regionally will allow QMA to customize QD characteristics and optimize manufacturing efficiencies and supply chain logistics to meet the needs of major display component manufacturers in the region. Construction on both facilities will start in the third quarter of 2017.

“We are pleased to report that we have secured the funds necessary to move forward with building both QMA production facilities,” said GTG CEO and President Mr. Xiao Liu. “Upon completion we expect rapid growth of QMA as we bring production online to meet both current demand for quantum dots from display manufacturers as well as demand in emerging applications such as solar power generation.”

“We applaud both the Chinese Government Guidance Fund and GTG for bringing forward this timely investment to secure the land and resources required to build out both application development and quantum dot production facilities,” said QMA President and Quantum Materials Corp Chairman and CEO Stephen A. Squires. “The Beijing and Changde Special Economic Development Zones are prime locations in which to work closely with regional manufacturers and also offer significant economic benefits to our growing presence in Asia.”

ABOUT QUANTUM MATERIALS ASIA CO., LTD. (QMA)

QMA is a joint venture formed in Hong Kong in September 2016 by North American quantum dot manufacturer Quantum Materials Corp and Hong Kong-based Guanghui Technology Group (“GTG”) to leverage GTG’s management and investment expertise and Quantum Materials’ proprietary high-volume continuous flow quantum dot manufacturing technology to supply Asian display manufacturers with a regionally-based high quality source for advanced quantum dot and nano-materials. For more information please go to http://www.qmadots.com/

ABOUT GUANGHUI TECHNOLOGY GROUP

Guanghui Technology Group (GTG) is Financial Advisory and Services Company aiming at assisting advanced technological companies to enter into China market. GTG’s founding partners and affiliates have contributed to a number of high-profile government and industrial funding projects including multi-billion dollar fund raising into BOE as well as large scale international M&A in solar energy sector, also involved in a number of strategic investment projects in diversified fields such as Lighting, Li-ion battery, Biomedical and Security, etc. GTG CEO & President Mr. Xiao Liu is widely regarded as an honorable financial expert by in the Chinese investment community. Mr. Liu manages over US $40 billion annually. He has partnered with Dr. Michael Nobel of the Nobel Sustainable Development Foundation to form an incubation fund for investing in next-generation technologies including life science, biomedical and advanced materials field. Most recently, Mr. Liu signed a collaboration agreement to manage a newly-created government-driven fund of US $431 million for investing into international businesses in December 2016.

ABOUT QUANTUM MATERIALS CORP.

Quantum Materials Corporation (QMC) develops and manufactures quantum dots and nanomaterials for use in display, solar energy and lighting applications through its proprietary high-volume continuous-flow production process. QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to provide the foundation for technologically superior, energy efficient and environmentally-sound LCD UHD displays, the next generation of solid-state lighting and solar photovoltaic power applications. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar technology. In 2015, QMC entered into an agreement with Uniglobe Kisko Inc. for distribution of advanced QMC quantum dot and related nanomaterials. For more information follow Quantum Materials Corp at www.QMCDOTS.com.

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